MELLON INSTITUTIONAL FUNDS INVESTMENT TRUST

                           CERTIFICATE OF NAME CHANGE

     The undersigned, being the Vice President and Secretary of Mellon Institutional Funds Investment Trust (the "Trust"), a Massachusetts business trust, DOES HEREBY CERTIFY that, pursuant to the authority conferred upon the Trustees of the Trust by Section 9.3 of the Declaration of Trust, dated August 13, 1986, as amended (as so amended, the "Declaration of Trust"), and by the affirmative vote of a majority of the Trustees by written action in lieu of a meeting, dated January 19, 2005, the Declaration of Trust and all Establishments and Designations of Series thereunder are hereby amended as set forth below:

     1. The name of the series designated "The Boston Company International Value Opportunities Fund" is hereby changed to "The Boston Company World ex-U.S. Value Fund."

     2. That said Amendment to the Declaration of Trust shall be effective on January 28, 2005.

     The Trustees further direct that, upon the execution of this Certificate of Name Change, the Trust shall take all necessary action to file a copy of this Certificate of Name Change at any place required by law or by the Declaration of Trust.

     IN WITNESS WHEREOF, the undersigned has executed this certificate as of the 21st day of January, 2005.

                                     MELLON INSTITUTIONAL FUNDS INVESTMENT TRUST

                                        By:      /s/ BARBARA A. MCCANN
                                                 ---------------------
                                        Name:    Barbara A. McCann
                                        Its:     Vice President and Secretary